Exhibit 99.(p)(27)

Standard Life Aberdeen

Doing the right thing

Our global code of conduct

Doing the right thing
Page 02

About our code
Page 03

How do I know if I'm doing the right thing?
Page 04

Working with others
Page 05

Acting with integrity
Page 06

Conflicts of interest and outside appointments
Page 08

Market conduct and inside information
Page 09

Malpractice, Anti-Bribery and Inducements

Gifts and entertainment
Page 10

Political donations and dealing with government or public officials
Page 11

Expenses and company assets
Page 12

Using information responsibly
Page 13

Wrongdoing and speaking up
Page 14

Doing the right thing

We’re all working together to deliver our vision of being a world-class investment company.

To achieve our ambitions we need to understand and meet the needs of our customers and clients, delivering fair outcomes, wherever they are in the world.

In particular, we must conduct ourselves in the right way and act responsibly in everything we do.

Doing the right thing is more than just complying with the letter of the law and understanding regulatory requirements. It’s about building trusted relationships, delivering what matters and supporting our clients and customers to achieve their objectives. It’s also about making a positive difference to the environment and communities we work in. And operating and growing responsibly so we earn our place in the future.

Our existing customers, clients and external partners have chosen to trust us to invest for a better future because of the excellent reputation we have for acting with integrity, honesty and always doing the right thing.

Continuing to do this well means we build better futures for us all.

Our Code of Conduct covers our global business. It provides a set of principles and standards we can all follow and hold ourselves to. It’s also published on our corporate website for all our stakeholders to see.

We all have a responsibility to read and understand the Code’s principles and apply them daily to every action we take. Doing this helps us to make sure we continue to do the right thing and achieve our ambitions.

Keith

Keith Skeoch

Chief Executive Officer

02 Doing the right thing

About our code

The Global Code of Conduct describes ethical behaviours and standards that Standard Life Aberdeen expects from its people wherever they are located.

Together with our values the Global Code of Conduct is fundamental to the culture of Standard Life Aberdeen and what it wants to be known for both internally and externally. While laws, regulations, policies and procedures may vary by country or region, our ethical principles remain the same. In essence you must:

•	act with integrity
•	act with due skill, care and diligence
•	be open and cooperative with our regulators
•	pay due regard to the interests of customers and clients and treat them fairly
•	observe proper standards of market conduct

How we behave against these will impact on our performance, promotion opportunities and remuneration.

We are all entrusted to make decisions that impact our reputation and relationships with each other, our customers, our business partners and the public. Our Code of Conduct highlights your responsibilities, helps you take accountability for your actions and behaviour and know how to respond if you have any concerns.

Please read this Code and think about how it applies to you.

Our Code has two main aims

Most importantly, it encourages us all to think about what doing the right thing means in practice – for example how to ensure you are making the right decision for our customers and clients, where you should go for help, and how you should speak up.

Secondly, it summarises the main conflicts of interest areas covered by our policy and risk appetite frameworks. These, together with policies, procedures and local agreements contain more detailed information.

Complying with this Code

All Standard Life Aberdeen employees and third parties working for the company (e.g. consultants, contractors, and secondees) must comply with this Code and the policies, procedures and laws that apply to their particular geographies and role.

It could only take one serious breach of these standards to undo much of our good work. As individuals we must understand what is expected of us, take personal accountability for our actions and know how to respond if someone is acting improperly. We are all required to adhere to the principles of the Code and certify that we understand and comply with them annually.

What happens if I do not meet the conduct standards?

Any action that falls short of the requirements of this Global Code of Conduct or any of our regulators may be dealt with under Standard Life Aberdeen’s investigation and formal disciplinary procedures. Depending on the specific circumstances of the breach, disciplinary action could be taken, up to and including dismissal. In the case of contractors and agency workers, any inappropriate conduct may lead to the termination or suspension of services.

Disciplinary action taken, including the issuing of a formal written warning, dismissal or the reduction or recovery of any remuneration as a result of failing to meet our conduct standards may be notifiable to our regulators.

If you become aware of a breach of the Global Code of Conduct and/or a regulatory breach you must report this at the earliest opportunity to your manager and/or Risk and Compliance, or via the Speak Up helpline (see the ‘Wrongdoing and Speaking Up’ section on page 14).

“Standard Life Aberdeen” refers to Standard Life Aberdeen plc and all of its subsidiaries.

Doing the right thing 03

How do I know if I'm doing the right thing?

Decisions are not always straightforward.

Sometimes it will be obvious that an action is not the right thing to do, is unethical, goes beyond acceptable limits, or is even illegal.

On other occasions it may not be clear at all.

Asking yourself the questions shown in the diagram below can help you to work out whether what you are proposing to do is the right thing.

Imagine you have to explain your decision or action to our customers, clients, strategic partners, colleagues, the public and regulators. How would it look to them?

If you think your decision may reflect badly on you or Standard Life Aberdeen you should speak to someone (e.g. your line manager, Risk and Compliance) about it before you act.

The **Speaking up** section on page 14 explains where you should go to report a concern.

Remember that everyone we work with expects us to make decisions with professionalism and good judgement.

Am I truly acting with integrity?
Am I truly applying due skill, care and diligence?
Am I doing the right thing?
Is this breaking the law or breaching regulation?
Is this in the interests of our customers and treating them fairly?
Is this something we should make the regulator aware of?

Doing the right thing

Working with others

How we treat others reflects on us individually and as a business. No matter who we work with, we value fairness, honesty, respect, consistency and collaboration as the hallmarks of good relationships.

Standard Life Aberdeen seeks to promote ethical practices and policies internally and through all of our relationships; this includes taking reasonable steps to ensure that we invest in companies and work with partners and suppliers that apply the same high standards.

Standard Life Aberdeen supports action to eradicate Modern Slavery and Human Trafficking and we all have a common responsibility to protect people from human rights abuses.

In terms of the UK’s Modern Slavery Act 2015, we ensure compliance across our group. This includes publishing an annual group Modern Slavery statement, explaining the steps taken to help ensure that slavery and human trafficking are not taking place in our own business or supply chains.

Our environmental policy is our commitment to environmental protection, the management of our greenhouse gas emissions and resources and the prevention of other pollutants. Everyone in the company is responsible in helping achieve the policy’s aims.

Our customers and clients

Fair treatment of our customers and clients is at the heart of our culture and we are committed to building valuable long- term relationships with them that help them to protect and grow their assets.

We aim for high standards in everything, with propositions that are well designed and delivered, paying due regard to the interests and needs of our existing and potential new customers and clients.

We accept and respect that the needs of our customers and clients are varied and will change throughout their relationship with us. We recognise that there are times when they could be vulnerable, this could be on a temporary, sporadic or permanent basis. We will listen to them, responding in a flexible, tailored manner that is understandable and accessible. We’re all expected to treat our customers and clients with fairness and respect in all of our contact and communications with them.

Who do you work with?

•	Customers and clients
•	Strategic partners
•	Our people
•	Governments and regulators
•	Our shareholders
•	Industry bodies
•	Suppliers
•	The media

What should I do if...

...I’ve been asked a question but I don’t think I have all the facts, or it’s about something I’m not very knowledgeable on?

Say that you’ll find out more about the situation and respond later. If you feel it’s appropriate to give an initial view, be clear about any assumptions you’ve made and say that you will confirm your view later, and that it may change.

Our people

We treat people fairly and with respect. We are committed to creating an open, safe and supportive working environment that drives high levels of engagement and performance.

We’re not all the same. We accept and respect our differences – and embrace the richness this diversity can bring to our relationships.

We are all expected to behave professionally at work and outside of work when representing the company and we consider the impact of our behaviour on others.

We don’t engage in or tolerate harassment, bullying, intimidation or offensive behaviour in any shape or form.

We take care not to place ourselves or those around us in danger, and we respect local health and safety policies.

Our communications

There are more ways than ever to communicate with each other. Think about what you need to say and who you need to say it to. Verify the facts before making a statement.

Choose the most appropriate method of communication and be particularly careful when using social media. However we say it, what we say should be timely, clear, fair and not misleading or an attempt to mislead by act or omission. It needs to present a fair picture and be appropriate to the intended audience. Don’t make public statements that could be interpreted as Standard Life Aberdeen’s view on the matter, unless you are authorised to do so.

Do you need to say it?

•	Never say anything you wouldn’t be comfortable being personally identified with
•	Think about whether you need to say it at all
•	Every document, phone call, email and instant message is a record that may become public

Doing the right thing 5

Acting with integrity

Acting with integrity, the demonstration of sound moral and ethical principles and being a responsible business that acts with due skill, care and diligence is fundamental to the way in which Standard Life Aberdeen operates

We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorisations relevant to our roles. However, acting with integrity is a higher standard. It requires us to think about every action we take – before we take it – to ensure we are acting in the interests of our customers and clients, not misleading, by act or omission and doing the right thing.

Failing to meet a high ethical standard will reflect poorly on you individually and on Standard Life Aberdeen as a business.

Compliance with regulations and law

We are committed to ensuring compliance with the requirements of our regulators and legal frameworks in all the countries in which we operate.

We are open and cooperative with our regulators. In accordance with the firm’s internal procedures we report and respond promptly in response to questions, including providing relevant documentation and attending interviews.

We will also adhere to all general notification and the notification of breaches and disciplinary action requirements, including relevant breaches of this code.

We all have a responsibility to be aware of the requirements applicable to our roles, to comply with them and if in doubt seek advice.

Personal integrity

We all have a responsibility to notify important changes of personal circumstances – such as criminal proceedings or formal financial proceedings – which could impact on your role. Standard Life Aberdeen will appropriately support you in doing the right thing.

Acting with due skill, care and diligence

We are all to perform our roles with due skill, care and diligence. Examples of failing to achieve this can vary for each of us dependent on our role but could takethe form of:

•	failing to follow or ignoring process and procedures;
•	failing to properly inform either customers, clients or colleagues resulting in a detrimental outcome;
•	undertaking a task, making a recommendation or providing advice without suitable training and/or understanding; or
•	carrying out activity when you don’t feel competent or trained.

We must therefore ensure that we all take personal responsibility for our continuing personal development and are clear on and apply the processes and parameters of our role. Managers must also ensure that sufficient training, oversight and performance management is in place to gain comfort that due skill care and diligence is applied at all times.

Training

We must all attain and maintain the competency required to perform effectively in our roles. It is important that we all take responsibility for our own personal development.

To support this, Standard Life Aberdeen provides a number of mandatory training courses that you must complete on joining the company and then periodically in line with the schedule set by the company and the requirements of your role; failing to complete required training may lead to disciplinary action. We will also provide opportunities for training that is relevant to your role.

6 Doing the right thing

Anti-competitive behaviour

We must take care to avoid practices that may be viewed as anti-competitive, for example agreeing charging structures with our competitors.

Accurate reporting

Standard Life Aberdeen is committed to complete, accurate and timely reporting to the market and the authorities, including our regulators.

Those of us who are responsible for accounting and financial record keeping duties have an obligation to ensure that all transactions, funds, assets, revenues and expenses are accounted for correctly and reported appropriately.

Money laundering and financial crime

Money laundering is the attempt to hide or disguise the origin of funds to conceal criminal activity. Financial services companies can often be targeted by money launderers.

We have a duty to ensure that identity and other checks are conducted for new business relationships including customers and clients, third parties, partners and suppliers.

We must ensure we only receive or pay money to individuals and entities that have been suitably identified and verified in accordance with local legal requirements.

Standard Life Aberdeen values its reputation for financial integrity and reliability and is committed to preventing, detecting and reporting fraud and developing an anti-fraud culture.

If you have any suspicions of money laundering, fraud or any other financial crime occurring, you must raise a Suspicious Activity Report or follow the guidance on how to report wrongdoing using our Speak Up procedures.

Tax evasion

Tax evasion is the act of intentionally underpaying tax. This is a criminal offence and can be committed at an individual or corporate level. It is also an offence to facilitate another party’s actions in evading tax. We must ensure we take all reasonable measures to avoid facilitating another party’s actions in evading tax, and only work with other parties who apply the same high standards.

We need to ensure that our decisions and actions do not lead us to further our own interests rather than acting in the best interest of our customers and clients.

Doing the right thing 7

Market conduct

In our roles we must all observe the relevant requirements and standards of the market, including complying with relevant market and exchange codes and avoiding any manipulation or attempted manipulation of the market.

Within this section we set out the key requirements and standards of market conduct.

Conflicts of interest

What is a conflict of interest?

A conflict of interest is any situation where the interests of the Company, or of our people, are in competition with those of a customer or client leading to a risk that a customer or client may be adversely affected.

Conflicts generally fit into one of two

categories:

1.	Those that arise while conducting business for Standard Life Aberdeen and on behalf of its customers or clients (i.e. the Company’s interest conflicts with a customer’s or client’s interest, or a client’s interest conflicts with another customer’s or client’s interest)
2.	Those resulting from personal activities of our people outside of Standard Life Aberdeen (e.g. outside appointments, involvement in public affairs, personal political donations)

Across the different aspects of our business (i.e. asset management, savings and investments, platforms and advice), we provide a range of customer and client services and play multiple roles. We need to ensure that our decisions and actions do not lead us to further our own interests rather than acting in the best interest of our customers and clients.

We all have a duty to identify and if we can avoid conflicts of interest. Sometimes it’s not possible – and in that case we have a responsibility to declare the conflict and deal with it fairly and transparently.

If you are working for, or linked with, a firm or body that is conducting business negotiations with Standard Life Aberdeen, or any of its subsidiaries, you must not take part in, or influence, these negotiations in any way.

We all must avoid outside appointments and personal, business or investment activities that may conflict with the interests of Standard Life Aberdeen, our customers and clients.

Outside appointments

What are outside appointments?

Outside appointments are any positions held with any organisations outside Standard Life Aberdeen by any Standard Life Aberdeen director or employee.

This includes any voluntary or charitable business appointments, business ventures and significant ownership of companies.

What are the restrictions on undertaking outside appointments?

You must never use confidential knowledge gained through your role in Standard Life Aberdeen for an advantage in an outside role or pass on to someonewho may use it in this way.

You must not take up outside appointments which are or may be in conflict of interest with your employment at Standard Life Aberdeen. In addition, your contract of employment may prevent you from taking a second job or other outside appointment without the consent of Standard Life Aberdeen.

What are my obligations in relation to outside appointments?

You must comply with the Standard Life Aberdeen Outside Appointments policy and procedures relevant to your business unit and role.

If you are unsure, contact Group Secretariat.

8 Doing the right thing

Market Abuse and inside information

What What is market abuse?

There are three aspects to market abuse. It is:

•	the misuse of inside information for own gain or avoidance of loss;
•	unlawful disclosure of inside information; or
•	manipulating markets by giving false or misleading signals as to the price, supply, or demand for securities.

We all must conduct ourselves with integrity and honesty when making investment decisions on behalf of our customers and clients. You must abide by the general principles set out within the global regulatory environment and must never engage in market abuse.

What is inside information?

Inside information is precise information that is not generally available and that a reasonable investor would use to help them make investment decisions. It is also information that, if generally available, would be likely to significantly affect the price of an investment.

This includes if you have knowledge of Standard Life Aberdeen’s future intentions, including knowledge of future investment decisions of Standard Life Aberdeen or any of its entities products or funds. You must not make use of this knowledge if it is not generally available. You must also not pass on this knowledge to anyone who does not require it for work purposes.

What are the restrictions on my activities?

You must not conduct market abuse either for personal gain or for Standard Life Aberdeen’s gain. In particular, you must not conduct any personal account dealing if you have inside information or suspect that such dealing would be market abuse. A breach of any policy related to personal account dealing may lead to your personal account dealing privileges being suspended for a period of time or be dealt with under formal disciplinary procedures.

What are my obligations if I suspect market abuse or have inside information?

If you suspect any form of market abuse you must inform Risk and Compliance immediately to ensure the appropriate notifications are made. Alternatively, you can raise your concern using the Speak Up helpline. If you are unsure as to whether you have correctly identified inside information, please refer to the Standard Life Aberdeen Inside Information and Securities Dealing policy and your business unit’s procedures and guidance for further information on how to identify and assess potential inside information.

What should I do if...

...I overhear information about Standard Life Aberdeen’s results before they are announced?

You should not share what you have heard or deal in Standard Life Aberdeen plc shares. The information is likely to be confidential and may be inside information. You should also speak to the person you overheard to let them know what has happened.

...I am on an Insider List and wish to trade in Standard Life Aberdeen plc shares?

You must contact Group Secretariat.

...I receive or overhear sensitive information about one of Standard Life Aberdeen’s products before it is publicly available?

You should not share what you have heard (including sharing with internal stakeholders) or deal in the relevant product if the information you have is precise, sensitive, and if it was available to other investors it is likely to have a material impact on the price of the product or allow you to gain an unfair advantage ifyou acted on that information.

Doing the right thing 9

Malpractice, Anti-Bribery and Inducements

Gifts and entertainment

What are gifts and entertainment?

Gifts and entertainment are:

•	the giving or receiving of gifts and hospitality
•	invitations to events that would otherwise incur a cost to attend
•	events that contain a significant hospitality element
•	the provision of flights or accommodation

Standard Life Aberdeen has a zero tolerance towards bribes, offered or accepted; it is therefore incumbent on us all to exercise care when offering or accepting gifts or entertainment. These may be perceived as a conflict of interest, an inappropriate inducement or even a bribe, and may risk bringing Standard Life Aberdeen into disrepute.

Before offering or accepting a gift or hospitality, we have a duty to assess whether it’s appropriate, taking into account who is involved, the nature of the relationship and the value of the gift or hospitality. Local authorisation procedures and limits on the type and value of gifts and entertainment are in place and must be followed.

We must all record these kinds of benefits (whether offered or received) on the appropriate register in line with local procedures.

Please ensure you are aware of the requirements within the Gifts and Entertainment procedures and agreements relevant to your business unit before accepting or arranging any gifts or entertainment.

If you are planning to provide a gift or some entertainment or you are responsible for authorising any of these activities, you need to consider the questions in the following diagram before going ahead.

If you have any doubt about the answers to these questions, this may indicate that the activity may not be appropriate. If you are unsure, contact the Anti- Financial Crime team.

10 Doing the right thing

Malpractice, Anti-Bribery and Inducements

Political donations and dealing with Public officials

What are political donations?

Political donations are any gift, subscription, loan, advance or deposit of money or anything of value made for:

•	the purpose of influencing any election for federal, state, district or local office
•	payment of debt incurred in connection with any such election
•	transition or inaugural expenses of the successful candidate for state or local office

We must not make monetary donations or give indirect assistance to political organisations or election candidates on behalf of Standard Life Aberdeen.

We must not undertake on Standard Life Aberdeen’s behalf any activity that could be reasonably regarded as intending to influence public opinion towards any political party, organisation or election candidate.

If you personally wish to make political donations, you must consider whether there is a conflict of interest, for example if you are donating to a local or district council who are a client or potential client.

Examples of “indirect assistance”:

•	gifts, sponsorship, subscriptions or loans
•	expenditure incurred in preparing, publishing and disseminating material
•	the payment of expenses incurred directly or indirectly by a political party, organisation or independent candidate

Who are public officials?

Public officials are individuals who hold legislative, administrative or judicial positions of any kind, exercise a public function or are an official of a public domestic or international organisation.

Public officials have a duty of care to the people they represent and in most countries there is specific legislation covering their exposure to corruption.

We do not offer any payments, gifts or other advantages to anyone (including public officials) with the intention of inducing them to act improperly. We must never make, or knowingly benefit from a third party making, any inappropriate payment or gift to a public official in order to influence their actions. This includes facilitation payments or “grease payments” which may be regarded as normal in some countries.

For more information refer to the guidance and policy on Political Donations or Support relevant to your business area.

What is a facilitation payment?

A facilitation payment is any payment made to a public official to ensure that they perform their duty.

We should never request or accept such payments, gifts or other advantages. You should reject any requests for facilitation payments except in ‘extenuating circumstances’ and report them to the Anti-Financial Crime team or via the Speak Up helpline (see page 14). Extenuating circumstances are when there is an immediate threat to life, limb or liberty.

Doing the right thing 11

Malpractice, Anti-Bribery and Inducements

Expenses and company assets

We are committed to protecting our customers, clients and company assets. We all have a duty to guard against waste and abuse of theseassets.

What are expenses?

Expenses are costs incurred and paid for using a company credit card or your own money for business related and other authorised activities.

What are the restrictions on my expenses claims?

Only items that meet the requirements of the Standard Life Aberdeen Expenses Policy, or approved local variations, should be paid for or reclaimed.

If you are ordering goods or services from a third party supplier, they must be paid following the applicable local procedures. A purchase order must be approved before you order any goods or services.

What are my obligations in relation to expenses?

•	You must comply with Standard Life Aberdeen Expenses Policy
•	Expense claims must be filled out accurately and completely, including all necessary fields
•	You must submit expense claims, with supporting receipts on a timely basis. If you are an authorising manager, you must check receipts before approving

What are company assets?

Company assets are primarily for business use. We should use them responsibly, efficiently and only for legitimate business purposes in line with company and local policies. We should limit any personal use of the phone, email and internet in line with local guidelines.

We must take care to protect physical assets like mobile phones and tablets and secure them when not in use, whether inside or outside the office.

We are all expected to help conserve resources, for example minimising energy, water and paper consumption and recycling any waste.

What should I do if...

...I realise I have been overpaid expenses?

The overpayment will need to be repaid. Contact your local finance team who deal with employee expenses or, if you are not sure who to contact, speak with your manager.

12 Doing the right thing

Using information responsibly

We are committed to protecting our customer, client and corporate information

The confidentiality, integrity and availability of our information are all critical to safeguarding our customers, our clients, our people, our reputation, our financial integrity and allowing us to meet our business objectives. We must never use confidential or inside information for personal gain – or to benefit friends, family or our associates. We must always treat Standard Life Aberdeen’s confidential information as we would our own.

It is important to consider the audience of such confidential information before sharing it, even with colleagues, to ensure that it is indeed necessary to share the information and whether this may lead to a potential or actual conflict of interest.

What data needs to be kept secure?

We must protect information relating to our customers and clients from unnecessary disclosure, whether inside or outside Standard Life Aberdeen. This includes both corporate information and individuals’ personal data. We all have a duty to think carefully before disclosing any information.

We must be particularly careful with different types of data:

•	Customer – such as bank details and during ‘Know your customer’ checks
•	Client data – such as commercial pricing information
•	Corporate data – for example information obtained during due diligence or service reviews of business partners
•	Employee data – including personnel and medical files of our people
•	Intellectual property – for example details of a new product or investment strategy, or the design of a new property we are developing

We must all meet the requirements set out in the Standard Life Aberdeen Protection of Information and Resilience policy and meet the local guidance and requirements for electronic communications and the use of social media. We must also meet any individual obligations relating to confidentiality as contained within your contract of employment, as well as adhering to applicable data protection and privacy laws. This is particularly relevant for personal data, which includes any data or information we have or could come into possession of which allows us to identify a living individual.

What are my obligations in relation to the confidentiality and security of information?

We must all think carefully when working with or disclosing information, particularly outside Standard Life Aberdeen, about the legal requirements and the potential personal or reputational damage that could result from inappropriate disclosure. Be particularly careful when using social media.

•	You must not conduct business communications using your personal email account
•	You must not use social media for business purposes unless specifically approved to do so
•	Anyone who chooses to make their association with Standard Life Aberdeen known when they use personal social media profiles should make it clear that the views they express are theirs and do not represent Standard Life Aberdeen ‘s views

What happens if I do not treat information with the appropriate level of security and confidentiality?

In addition to breaching internal policies and procedures, deliberate misuse of information may result in disciplinary action leading to possible dismissal and can result in criminal and civil enforcement. In most countries, there is an information or privacy regulator with powers to fine individuals and companies who do not protect personal and confidential information.

What should I do if...

...I notice that I (or a colleague) have emailed information to the wrong person?

First of all establish the nature of the information, how sensitive was it, was it confidential company information or personal details of our customers and was the information issued by email in a password protected document that only the correct person knows? Knowing the answers to these questions will help us understand the level of exposure for the business or our customers and clients.

Contact the recipient and advise the information has been sent to them in error and ask them to confirm that it has been destroyed securely.

If personal data has been sent to someone else in error, raise a Data Protection breach immediately using the normal process in your area and advise your manager of the mistake, so they can help assess the risk and advice on the appropriate action to take. Not disclosing the error could be a disciplinary matter.

Doing the right thing 13

Speak Up (Whistleblowing)

Standard Life Aberdeen is committed to running the organisation in the best way possible. However, any one of us could, at one time or another have a concern about what is happening at work; something may have gone wrong or there is room forimprovement.

If you have experienced or witnessed unethical behaviour or something is troubling you that you think the company should know about or investigate you should report it. It is better to ask a question or report a concern as soon as you can as you are potentially helping to protect our customers, clients, people and the business from financial and/or reputationalloss.

If, however, you wish to make a complaint about your employment or how you have been treated, you should raise this through your local grievance procedures.

Standard Life Aberdeen does not tolerate the harassment or victimisation of anyone raising a genuine concern and considers it a disciplinary matter to retaliate against anyone who has raised a genuine concern. No one will be at risk of losing their job or suffering any form of reprisal as a result of raising a genuine concern.

Who should I speak to?

You should speak to your manager about any of the matters raised in this Code. If you feel you cannot raise your concern using your normal reporting line, or wish to raise it anonymously, you should do so using our confidential Speak Up helpline.

In all jurisdictions where we operate we comply with the applicable whistleblowing regulations and legal requirements. Anyone working as part of Standard Life Aberdeen can raise concerns with the UK’s Financial Conduct Authority, the Prudential Regulation Authority, or with their local regulator, including the whistleblowing services of the Securities and Exchange Commission or the Financial Industry Regulatory Authority in the United States.

Concerns can be raised directly with the relevant regulator at any time, whether you’ve raised the concern internally first or not. You are not required to obtain prior approval to make such a report or notify the company that you have done so.

In the UK contact Safecall on 0800 915 1571 or via www.safecall.co.uk/report or via

standardlifeaberdeen@safecall.co.uk

For other countries, local whistleblowing Speak Up telephone numbers can be found on your local intranet.

Confidential Speak Up helpline

An independent and confidential Speak Up service is available 24 hours a day, seven days a week, in multiple languages to all people working for Standard Life Aberdeen to raise concerns of wrongdoing.

The service is independently managed by Safecall who are recognised as a leading global authority on all aspects of whistleblowing. You can use it to raise your concern anonymously. However, giving your name may help with investigating your concern and providing feedback. If you have chosen to remain anonymous we may still be able to communicate with you through the external website, retaining your anonymity.

In the UK, contact 0800 915 1571 or use the online form. For other countries, local Freephone Speak Up telephone numbers can be found in the Speak Up policy or use the online form.

You can also contact the Conduct and Compliance team if you need advice or suspect misconduct, illegal or unethical behaviour or financial crime and are unsure what to do.

Additionally, Standard Life Aberdeen has engaged Protect (formerly Public Concern at Work) to provide independent and confidential advice to employees if they ever find themselves in a dilemma regarding what to do if they witness wrongdoing at work. For Standard Life Aberdeen employees, Protect provide an advice line, freephone 0800 112 4424, which is managed by qualified lawyers with a wealth of experience in whistleblowing law and practice and are able to provide support to you.

This is a support and advice service not a reporting line; you should report concerns of wrongdoing in accordance with the Speak Up process.

14 Doing the right

I know about a breach of confidentiality or data protection breach
I'm unsure about what the law or regulation says about what I've been asked to do
Speak up
I suspect illegal or unethical behaviour within Standard Life Aberdeen
I've got a conflict of interest or moral dilemma
I've seen a colleague behave in an unacceptable or improper way

Doing the right thing 15

Standard Life Aberdeen plc is registered in Scotland (SC286832) at 1 George Street, Edinburgh, EH2 2LL.

www.standardlifeaberdeen.com

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